EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-173364 and 333-191626) of our report dated February 18, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the revisions described in Note 1 to the consolidated financial statements and the matter described in the fourth paragraph of Management’s Report on Internal Control Over Financial Reporting as to which the date is November 14, 2014, relating to the financial statements and effectiveness of internal control over financial reporting, which appears in Caterpillar Financial Services Corporation’s Current Report on Form 10-K/A, dated November 14, 2014.

/s/ PricewaterhouseCoopers LLP
Peoria, Illinois
November 14, 2014